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                                                              Exhibit 1.A.(3)(a)


                                                                DRAFT:  4/16/97

                  MASTER DISTRIBUTION AND SERVICING AGREEMENT


     AGREEMENT, made as of the 1st day of May, 1997, by and among John Hancock Distributors, Inc. ("Distributors"), John Hancock Mutual Life Insurance Company ("JHMLICO"), John Hancock Variable Life Insurance Company ("JHVLICO"), and JHMLICO and JHVLICO each on behalf of their respective existing and future separate accounts registered under the Investment Company Act of 1940 ("1940 Act"), including John Hancock Variable Annuity Accounts U, V, JF of JHMLICO, John Hancock Variable Annuity Account I of JHVLICO, John Hancock Mutual Variable Life Insurance Account UV of JHMLICO, and John Hancock Variable Life Account U, V and S of JHVLICO (collectively, together with any such future separate accounts, and as the context indicates, the "Separate Accounts," excluding, however, separate account supporting variable products for which Distributors is not the principal underwriter distributor).

       WHEREAS, JHMLICO and JHVLICO, a wholly-owned subsidiary of JHMLICO, are parties to a distribution agreement dated August 26, 1993, as amended effective August 1, 1996; JHMLICO is a party to a distribution agreement dated August 25, 1986; JHMLICO is a party to a distribution agreement dated June 8, 1987; one or more Separate Accounts are parties to the aforesaid distribution agreements, which set forth the terms and conditions under which JHMLICO has distributed and served as principal underwriter for variable life insurance policies, variable annuity contracts, and certificates under such policies and contracts that are issued in group form (collectively,
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"Policies," which term includes any such future policies, contracts and certificates issued by JHMLICO and JHVLICO, excluding, however, those policies, contracts and certificates for which Distributors does not serve as principal underwriter or distributor;

       WHEREAS, JHMLICO and JHVLICO (the "Insurers") on behalf of themselves and their Separate Accounts, as parties to the aforesaid distribution agreements, wish to combine and restate such distribution agreements into a master distribution and servicing agreement under which Distributors, an indirect wholly-owned subsidiary of JHMLICO, will succeed JHMLICO as the distributor and principal underwriter of the Policies;

       WHEREAS, Distributors is the principal underwriter of John Hancock Variable Series Trust I ("Series"), a mutual fund registered under the 1940 Act, pursuant to an Underwriting and Indemnity Agreement dated as of May 1, 1997, by and among Series, Distributors and JHMLICO ("Underwriting Agreement");

       WHEREAS, net premiums paid under Policies offered and sold by the Insurers are and will be allocated to the Separate Accounts for investment in shares of Series;

       WHEREAS, net premiums under certain life insurance policies and/or annuity contracts offered and sold by JHMLICO or JHVLICO are or will be allocated to interests that are deemed to constitute "securities" because of "market value adjustment" or similar provisions ("MVA Interests"), such contracts and policies (as well as certificates


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issued under such group policies or contracts) being comprehended by the term
Policies for purposes of this Agreement;

       WHEREAS, Distributors is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 ("1934 Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD");

       WHEREAS, the parties desire to have Distributors act as principal underwriter and distributor of the Policies and assume responsibility for all of the securities activities of each "person associated" (as that term is defined in Section 3(a)(18) of the 1934 Act) with Distributors and engaged directly or indirectly in the sale of the Policies ("associated persons"); and

       WHEREAS, Distributors wishes to utilize the services of employees of JHMLICO, who will be deemed to be associated persons of Distributors, to perform various support and administrative functions in connection with Distributors' responsibilities under this Agreement;

     NOW, THEREFORE, the parties agree as follows:

   1. Distributors shall act as the principal underwriter and distributor of the Policies, and as such will assume full responsibility for the securities activities of all of the associated persons. Distributors will train the associated persons, register


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associated persons as its registered representatives or principals (as required), and supervise and control them in the performance of their securities activities. Distributors shall assume full responsibility for the continued compliance by itself and the associated persons, including registered representatives and registered principals, with all NASD requirements and Federal and state legal requirements, to the extent applicable, in connection with the sale of the Policies.

     2. Distributors shall offer for sale and sell Policies on behalf of the relevant Insurer in each state and other jurisdictions in which the Policies may be lawfully sold. Such offering or sale shall be on such terms and conditions and shall provide for such lawful compensation to Distributors, as Distributors and the relevant Insurer shall determine, provided that such terms, conditions and compensation shall be as set forth in or not inconsistent with any relevant prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933 ("1933 Act"), and containing the required information for or forming a part of a registration statement effective under the 1933 Act.

     3. Applications for Policies shall be solicited by insurance agents of the relevant Insurer who are registered representatives or principals of Distributors, and are duly and appropriately licensed for the sale of Policies in each state or other jurisdiction in which lawful sales may be made. The relevant Insurer shall have responsibility for arranging for such licensing. Distributors shall review completed applications for Policies in terms of suitability (except to the extent that responsibility for suitability determinations is assumed by other broker-dealers pursuant to the selling agreements


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referred to in Section 12, below) and shall determine whether to accept or reject any application. JHMLICO on its own behalf and on behalf of JHVLICO shall review such applications for purposes of insurance underwriting and shall determine whether to accept or reject any application in accordance with established underwriting rules. JHMLICO will determine an insured's risk classification pursuant to its own and JHVLICO's underwriting rules.

     4. Initial and subsequent premium payments under Policies shall be made by check payable to the relevant Insurer, or by such other means as such Insurer may agree. Any premiums paid will be refunded by the relevant Insurer, if a Policy is not issued or is surrendered under any short-term cancellation provision. Premium payments received by Distributors shall be remitted daily by Distributors, or other broker-dealer acting through Distributors, to the relevant Insurer for allocation to the Separate Accounts or MVA Interests in accordance with the Policies and any related prospectuses.


     5.1. As compensation for its services, the relevant Insurer will pay Distributors commissions and service fees, and reimburse Distributors for other direct and indirect expenses (including, without limitation, agency expense allowances, general agent, district manager and supervisor compensation, agent training allowances, deferred compensation and insurance benefits of agents, general agents, district managers and supervisors, agency office clerical expenses, marketing support and administrative services) actually incurred in connection with the marketing and sale of Policies. The amounts payable to Distributors shall comply with applicable compensation rules and


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procedures as Distributors and the relevant Insurer mutually agree upon from time to time. Unless otherwise agreed to, the maximum commission and service fees payable shall be as set forth in Exhibit A appended hereto.

     5.2. Distributors intends to reallocate commissions and service fees to its registered representatives or principals for the sale of Policies in amounts determined by Distributors. For its convenience, Distributors authorizes JHMLICO to make commission and service fee payments on behalf of Distributors, directly to its registered representatives or principals. All such commissions and service fees shall be reflected on Distributors' books and records as a receipt of compensation from JHMLICO or JHVLICO, as the case may be, and a disbursement to registered representatives or principals, notwithstanding the direct payment by JHMLICO.


     6.1. JHMLICO agrees to provide support, administrative and other such services to Distributors, including personnel, to assist Distributors in the performance of its duties as principal underwriter and distributor of the Policies. In providing such services, all personnel of JHMLICO, or of JHVLICO to the extent that JHVLICO may provide similar services, shall at all times be subject to the supervision and control of Distributors. All such personnel are hereby acknowledged and deemed to be associated persons of Distributors and, as necessary to comply with regulatory requirements, will be registered representatives or principals of Distributors.


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     6.2. For the convenience of the parties, compensation payments will be made by JHMLICO and/or JHVLICO, directly to their personnel provided to Distributors as part of the salaries paid to such employees, consistent with such employee compensation and employee benefit plans as are maintained by the Insurers. Distributors acknowledge that personnel provided by JHMLICO or JHVLICO will not be exclusively engaged in securities related activities and that they may have other, non-securities, responsibilities as employees of JHMLICO or JHVLICO.

     7. The books, accounts and records of Distributors, JHMLICO and JHVLICO as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions to ensure compliance with applicable regulatory and reporting requirements. To the extent that either of Distributors, JHMLICO or JHVLICO maintains on behalf of the other any records required to be maintained by the other pursuant to 1940 Act Rules 31a-1 or 31a-2 under the 1940 Act or pursuant to 1934 Act Rules 17a-3 and 17a-4, such records shall be maintained as agent for the other party and remain the property of the party so required to maintain them, shall be surrendered promptly to that party upon its request, and shall at all times be subject to inspection by the SEC, NASD and any other appropriate governmental agency.

     8. JHMLICO and JHVLICO will pay the expenses of preparing and printing their respective registration statements, prospectuses and sales literature, and for like expenses actually incurred in connection with the offering, sale and delivery of Policies.


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Distributors shall pay all fees and expenses in connection with its qualification as a broker-dealer and all other expenses relating to the offering, sale or delivery of Policies, as contemplated by this Agreement.

     9. In offering, selling and delivering Policies, Distributors will duly conform in all respects with the laws of the United States and of each state in which Policies may be offered for sale by it pursuant to this Agreement. Applications will be solicited by registered representatives or principals of Distributors, or any other broker-dealers who have been duly licensed as contemplated by Section 12, below. In connection with the offer, sale or delivery of Policies, Distributors will not give any information or make any representation other than information and representations contained in or not inconsistent with a prospectus meeting the requirement of Section 10(a) of the 1933 Act and containing the required information for or forming a part of a registration statement which is effective under the 1933 Act.

     10. JHMLICO agrees that, in the absence of a fixed account option under a variable life insurance policy, or if no suitable fixed-dollar policy is available from JHVLICO, it will issue a policy of fixed benefit insurance without evidence of insurability in exchange for any JHVLICO Policy whenever the owner of a Policy elects to exchange the Policy in accordance with its provisions.



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     11. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     12. Distributors may enter into an agreement with one or more broker-dealers registered under the 1934 Act for the sale of the Policies, whether funded by the Separate Accounts, MVA Interests, or both. Any broker-dealer offering, selling or delivering Policies will agree with Distributors to conform duly in all respects with the laws of the United States and of each state in which Policies may be offered for sale by it. No agent or representative of any such broker-dealer shall solicit applications for Policies until duly licensed and appointed as a life insurance agent of the relevant Insurer in the appropriate jurisdiction. JHMLICO or JHVLICO, as the case may be, may directly compensate other broker-dealers on behalf of Distributors, as provided in the selling agreements with such other broker-dealers, or reimburse Distributors for such amounts.

     13. This Agreement shall be subject to the applicable provisions of the Federal securities laws and the rules, regulations, and rulings thereunder, including such exemptions as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

     14. Distributors shall, in connection with its obligations hereunder, comply with all laws and regulations, whether Federal or state, and whether relating to insurance or


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securities, including but not limited to the recordkeeping and sales supervision requirements of such laws and regulations and rules of the NASD.

     15. JHMLICO, JHVLICO and Distributors agree that (a) each party shall advise the other promptly of any substantive customer complaint, or of any notice of any regulatory investigation or proceeding or judicial processing received by a party with respect to Distributors or any agent or representative or which may affect the sale of the Policies, and (b) Distributors, JHMLICO and JHVLICO will cooperate in investigating such complaint, and any response to such complaint which any of them has prepared will be sent to the other parties for approval not less than five business days prior to its transmittal to the customer or regulatory authority.

     16.1. Each Insurer agrees to indemnify and hold harmless Distributors and its officers and directors against any losses, claims, damages or liabilities, joint or several, to which Distributors or its affiliates or such officer or director may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact, required to be stated therein or alleged untrue statement of a material fact, required to be stated therein or necessary to make the statements therein not misleading, contained in (a) any registration statement relating to that Insurer's Separate Accounts or the MVA interests offered under that Insurer's Policies, or any amendment thereof, or (b) any document executed by that

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Insurer, specifically for the purpose of qualifying that Insurer's Policies for sale under the securities laws of any jurisdiction.

     16.2. Such Insurer will reimburse Distributors and each such officer or director for any legal or other expenses reasonably incurred by Distributors or such officer or director in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that such Insurer will not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information (including, without limitation, negative responses to inquiries) furnished to JHMLICO or JHVLICO by or on behalf of Distributors specifically for use in the preparation of any such registration statement or any amendment thereof or any such qualification document or any amendment thereof.

     16.3. Distributors agrees to indemnify and hold harmless each Insurer, its directors, each of its officers who has signed any registration statements relating to that Insurer's Separate Accounts or MVA interests, each person, if any, who controls that Insurer within the meaning of the 1933 Act or the 1934 Act, and that Insurer's Separate Accounts against any losses, claims, damages or liabilities to which such Insurer or any such director, officer, controlling person or Separate Account may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

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     16.4. Any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, contained in (i) any registration statement relating to such Separate Account or the MVA interests offered under such Insurer's Policies or any amendment thereof, or (ii) any document relating to such Separate Account or the MVA interests offered under such Insurer's Policies or any amendment thereof, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information (including without limitation, negative responses to inquiries) furnished to JHMLICO or JHVLICO, by Distributors specifically for use in the preparation of any registration statement relating to such Separate Account or such MVA interests or any amendment thereof or any such qualification document relating to such Separate Accounts or such MVA interests or any amendment thereof; or

     16.5. Any unauthorized use of sales materials or any verbal or written misrepresentations or any unlawful sales practices concerning the Policies by Distributors or otherwise attributable to a failure by Distributors to discharge properly its responsibilities under this Agreement; or

     16.6. Claims by agents or representatives or employees of Distributors for commissions, service fees, expense allowances or other compensation or remuneration of any type.

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     16.7. Distributors will reimburse such Insurer, and any such director or officer or controlling person for any legal or other expenses reasonably incurred by such Insurer, director, officer or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action.

     16.8. Promptly after receipt by a person or entity entitled to indemnification ("Indemnified Person") under this Section 16 of notice of the commencement of any action, if a claim in respect thereof is to be made against any party obligated to provide indemnification under this Section 16 ("Indemnifying Party"), such Indemnified Person will notify the Indemnifying Party in writing of the commencement thereof, but the omission so to notify the Indemnifying Party will not relieve it from any liability under this Section 16, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give such notice. In case any such action is brought against any Indemnified Person, and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with separate counsel satisfactory to the Indemnified Person. Such participation shall not relieve such Indemnifying Party of the obligation to reimburse the Indemnified Person for reasonable legal and other expenses incurred by such Indemnified Person in defending itself, except for such expenses incurred after the Indemnifying Party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. No such Indemnifying Party shall be liable to any such Indemnified Person on account of any

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settlement of any claim or action effected without the consent of such
Indemnifying Party.

     16.9. The indemnity agreements contained in this Section 16 shall survive the termination of this Agreement.

     17. All notices under this Agreement shall be given in writing and addressed as follows:

     (a) if to Distributors, to:
           John Hancock Distributors, Inc.
           197 Clarendon Street
           Boston, MA 02117

     (b) if to JHMLICO, to:
           John Hancock Mutual Life Insurance Company
           200 Clarendon Street
           Boston, MA 02117

     (c) if to JHVLICO, to:
           John Hancock Variable Life Insurance Company
           197 Clarendon Street
           Boston MA 02117

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     18.   This Agreement shall terminate automatically if it shall be assigned or if the Underwriting Agreement is terminated. This Agreement may be terminated at any time on 60 days' written notice to the other party hereto, without the payment of any penalty, by Distributors or JHMLICO as to Policies issued by JHMLICO, or by Distributors or JHVLICO as to Policies issued by JHVLICO.

     19. This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Massachusetts.

     20. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year above written.


Date:  April __, 1997
John Hancock Distributors, Inc.
By:____________________________


Date:  April __, 1997
John Hancock Mutual Life Insurance Company
By:____________________________


Date:  April __, 1997
John Hancock Variable Life Insurance Company
By:____________________________

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                                   EXHIBIT A



Scheduled Premium Policy (Flex V)

         Maximum commission of 50% of premium paid under Modified Schedule of premiums in Policy year 1, 10% of such premiums in Policy years 2-4, and 3% of any other premiums.


Annual Premium Policy (VLI)

         Maximum commission of 55% of premium paid in Policy year 1, 15% of premium paid in Policy year 2, 10% of premium paid in Policy years 3-5, 5% of premium paid in Policy years 6-10, and 3% of any other premiums.


Single Premium Policy

         Maximum commission of 3%.


Flexible Premium Variable Survivorship Policy (VEP)

         Maximum commission of 45% of Target Premium paid in Policy year 1, 5% of Target Premium paid in Policy years 2-5, 3% of Target Premium paid in any subsequent years, and 3% of any excess premium in any year.


Individual Deferred Combination Fixed/Variable Annuity Contract (Independence Preferred)

         Maximum commission of 3% of premium on contracts issued to Annuitants issue age 0-70, maximum commission of 2% of premium on contracts issued to Annuitants issue ages 71 and above.


Revised Flexible Premium Policy (New Flex V)

         Maximum Commission of 50% of premium paid up to Required Premium in Policy year 1, 8% of such premiums in Policy years 2-4, and 3% of any other premiums.

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Universal Variable Policy (MVL)

         Maximum commission of 50% of premium paid up to Required Premium paid in Policy year 1, 6% of the Target Premium for Policy years 2-4; 3% of the Target Premium in each year thereafter, and 3% of excess premium in any year.


Variable COLI Policy (VCOLI)

         Maximum commission of 14% of Target Premium in Policy years 1-10; 3% of Target Premium in Policy years 11 and thereafter; and 2% of any excess premium paid.


Universal Variable Policy (MEVL)

         Maximum commission of 20% of Target Premium in Policy year 1, plus 6% of the Target Premium for the first Policy year which will be payable in each of Policy years 2-4; 6% of the Target Premium paid for Policy years 2-4; 3% of the Target Premium paid in each year thereafter; and 3% of excess premium in any year.


Universal Variable Policy  (MVUL)

         Maximum commission of 65% of Target Premium in Policy year 1, plus 10% of Target Premium in Policy years 2 through 10, 4% of Target Premium in each year thereafter, and 4% of excess premium in any year.


Revised Flexible Premium Variable Survivorship Policy (MVEP)

         Maximum commission of 65% of Target Premium paid in Policy year 1, 12% of Target Premium paid in Policy years 2-5, 7.5% of Target Premium paid in Policy years 6-10, and 3% of Target Premium paid in each year thereafter.



                                     (Exhibit A, as amended, December 10, 1996)

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